Exhibit 99.01

For Immediate Release

Contact: Frank Bivona
(631) 467-0200
Brian Moore
(212) 208-3333

AMBAC ANTICIPATES NO MATERIAL CLAIMS DUE TO WORLD TRADE CENTER TRAGEDY

Ronkonkoma, NY, September 13, 2001 -- Ambac Financial Group, Inc.(NYSE:ABK)(Ambac), announced today that at this time it does not expect any material claims as a result of the World Trade Center tragedy. Ambac has no material exposure to losses with respect to the World Trade Center or other real estate located in the area. Ambac will continue to update the market as events unfold.

Ambac has approximately $160 million in net par exposure to the World Financial Center through exposure to the Battery Park City Authority. This exposure is secured by payments in lieu of real estate taxes that are payable over the term of the transaction.

Ambac has $40 million in net par exposure to the New York City Educational Construction Fund. These bonds financed construction of a school located just north of Battery Park City and are ultimately secured by lease payments from New York City.

Additionally, Ambac has approximately $157 million in net par exposure to the Port Authority of New York and New Jersey Consolidated Revenue Bonds. These bonds are backed by the general revenues of the Port Authority, including revenues from bridges, tunnels, ports and airports.

In the event that any Ambac-insured transaction defaults in the payment of principal or interest, Ambac will make payments in accordance with the relevant policy.

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac's principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of municipal and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody's Investors Services, Inc., Standard & Poor's Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc.